Exhibit 99.1

SemiLEDs Reports First Quarter Fiscal Year 2023

Financial Results

Hsinchu, Taiwan (January 3, 2023) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the first quarter of fiscal year 2023, ended November 30, 2022.

Revenue for the first quarter of fiscal 2023 was $1.7 million, compared to $1.6 million in the fourth quarter of fiscal 2022. GAAP net loss attributable to SemiLEDs stockholders for the first quarter of fiscal 2023 was $512 thousand, compared to a loss of $1.1 million in the fourth quarter of fiscal 2022, or a net loss of $0.11 per diluted share, compared to a net loss of $0.25 per diluted share for the fourth quarter of fiscal 2022.

GAAP gross margin for the first quarter of fiscal 2023 was 27%, compared with gross margin for the fourth quarter of fiscal 2022 of 21%. Operating margin for the first quarter of fiscal 2023 was negative 39%, compared with negative 66% in the fourth quarter of fiscal 2022. The Company’s cash and cash equivalents was $4.5 million at November 30, 2022, compared to $4.3 million at the end of fiscal 2022.

We are unable to forecast revenue for the second quarter ending February 28, 2023 at this time given the uncertain impact of COVID-19 on the economy and the Company.

The Chinese New Year (CNY) of 2023 will begin on January 21, 2023. Our office and factory in Chunan will be closed from January 20, 2023 until January 29, 2023 and will resume operations on Monday, January 30, 2023.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; the potential continuing impact of a COVID-19 pandemic resurgence on our business; strategies and objectives of management for future operations; the impact of rising inflation on customer purchasing, any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	November 30,	August 31,
	2022	2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,511	$4,274
Restricted cash and cash equivalents	81	82
Accounts receivable (including related parties), net	610	880
Inventories	3,680	3,784
Prepaid expenses and other current assets	132	123
Total current assets	9,014	9,143
Property, plant and equipment, net	3,829	4,139
Operating lease right of use assets	1,521	1,578
Intangible assets, net	97	102
Investments in unconsolidated entities	909	922
Other assets	196	170
TOTAL ASSETS	$15,566	$16,054
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$5,061	$5,063
Accounts payable	210	286
Accrued expenses and other current liabilities	2,848	2,702
Other payable to related parties	1,145	1,061
Operating lease liabilities, current	137	143
Total current liabilities	9,401	9,255
Long-term debt, excluding current installments	1,722	1,866
Operating lease liabilities, less current portion	1,384	1,435
Total liabilities	12,507	12,556
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	183,836	183,711
Accumulated other comprehensive income	3,642	3,697
Accumulated deficit	(184,467)	(183,955)
Total SemiLEDs stockholders’ equity	3,011	3,453
Noncontrolling interests	48	45
Total equity	3,059	3,498
TOTAL LIABILITIES AND EQUITY	$15,566	$16,054

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	November 30,	August 31,
	2022	2022
Revenues, net	$1,695	$1,626
Cost of revenues	1,232	1,291
Gross profit	463	335
Operating expenses:
Research and development	365	428
Selling, general and administrative	752	976
Total operating expenses	1,117	1,404
Loss from operations	(654)	(1,069)
Other income (expenses):
Interest expenses, net	(87)	(92)
Other income, net	242	270
Foreign currency transaction loss, net	(10)	(247)
Total other income (expenses), net	145	(69)
Loss before income taxes	(509)	(1,138)
Income tax expense	—	—
Net loss	(509)	(1,138)
Less: Net income attributable to noncontrolling interests	3	—
Net loss attributable to SemiLEDs stockholders	$(512)	$(1,138)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.11)	$(0.25)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,836	4,533